Exhibit 10.1
EXECUTION COPY
TERM LOAN AGREEMENT
Dated as of December 3, 2007
Among
TIN LAND FINANCING, LLC
and
the LENDERS party hereto
and
CITIBANK, N.A.
and
CITICORP NORTH AMERICA, INC.
 i

TABLE OF CONTENTS

Page
PRELIMINARY STATEMENT	1

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms	1
SECTION 1.02. Other Terms	10

ARTICLE II

AMOUNT AND TERMS OF THE LOANS

SECTION 2.01. Loans and Borrowings	11
SECTION 2.02. Request for and Funding of the Borrowing	11
SECTION 2.03. Repayment of Loans; Evidence of Debt	11
SECTION 2.04. Prepayment of Loans	12
SECTION 2.05. Interest, Payments and Computations, Etc.	13
SECTION 2.06. Increased Costs	15
SECTION 2.07. Additional Interest on Loans Bearing a Eurodollar Rate	15
SECTION 2.08. Taxes	16
SECTION 2.09. Break Funding Payments	17
SECTION 2.10. Pro Rata Treatment; Sharing of Payments	17
SECTION 2.11. Right of Setoff	18
SECTION 2.12. Certain Calculations	18
SECTION 2.13. Designation of a Different Lending Office	18

ARTICLE III

CONDITIONS OF BORROWING

SECTION 3.01. Conditions Precedent to Borrowing	18
SECTION 3.02. Additional Conditions	20

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower	20

ARTICLE V

COVENANTS

SECTION 5.01. Covenants of the Borrower	23

Page
ARTICLE VI

[INTENTIONALLY BLANK]

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01. Events of Default	29

ARTICLE VIII

THE AGENT

SECTION 8.01. Authorization and Action	31
SECTION 8.02. Agent’s Reliance, Etc.	32
SECTION 8.03. CNAI and Affiliates	32
SECTION 8.04. Bank’s Lending Decision	32
SECTION 8.05. Indemnification of Agent	32

ARTICLE IX

INDEMNIFICATION

SECTION 9.01. Indemnities by the Borrower	33
SECTION 9.02. Indemnities by TIN	33
SECTION 9.03. Representation and Warranty of TIN	34

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Amendments, Etc.	35
SECTION 10.02. Notices, Etc.	35
SECTION 10.03. Assignability	35
SECTION 10.04. Costs, Expenses and Taxes	37
SECTION 10.05. No Proceedings; Waiver of Consequential Damages	38
SECTION 10.06. Confidentiality	38
SECTION 10.07. No Deemed Waivers; Remedies Cumulative	38
SECTION 10.08. GOVERNING LAW	38
SECTION 10.09. Execution in Counterparts	39
SECTION 10.10. Survival of Termination	39
SECTION 10.11. Consent to Jurisdiction	39
SECTION 10.12. WAIVER OF JURY TRIAL	39
SECTION 10.13. Agreement Regarding Certain Post-Closing Matters	39

SCHEDULES

SCHEDULE I	-	Bank Accounts
SCHEDULE II	-	Addresses
SCHEDULE III	-	Borrower UCC Information
ANNEXES

ANNEX A	-	Form of Account Control Agreement
ANNEX B-1	-	Form of Corporate Opinion of Counsel to the Borrower
ANNEX B-2	-	Form of Bankruptcy Opinion of Counsel to the Borrower
ANNEX C	-	Form of Assignment and Acceptance
ANNEX D	-	Form of Security Agreement
ANNEX E	-	Form of Borrowing Request
ANNEX F	-	Form of Substitution Event Notice

TERM LOAN AGREEMENT
Dated as of December 3, 2007
          TIN Land Financing, LLC, a Delaware limited liability company (the “Borrower”), CAFCO, LLC , a Delaware limited liability company, CHARTA, LLC, a Delaware limited liability company, CRC FUNDING, LLC, a Delaware limited liability company, CIESCO, LLC, a Delaware limited liability company, CITIBANK, N.A., and CITICORP NORTH AMERICA, INC., a Delaware corporation (“CNAI”), as agent (the “Agent”) for the Lenders (as defined herein), agree as follows:
          PRELIMINARY STATEMENT. The Borrower has acquired the Purchase Notes and Purchase Letters of Credit (each as defined herein), pursuant to the Sale and Contribution Agreement (as defined herein). The Borrower has requested that the Lenders (as defined herein) make a single term loan to it in an aggregate principal amount of $1,163,700,000. The Lenders are prepared to make said term loan upon the terms and conditions hereof. Accordingly, the parties agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
          “Account Control Agreement” means a Blocked Account Control Agreement, in the form of Annex A hereto, dated as of December 3, 2007, between the Borrower, JPMorgan Chase Bank, N.A., and the Agent, as from time to time amended.
          “Adjusted Eurodollar Rate” means, for any Interest Period, an interest rate per annum equal to the rate per annum obtained by dividing (i) the Eurodollar Rate for such Interest Period by (ii) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Period.
          “Adverse Claim” means any encumbrance, lien, security interest, charge, set-off, dispute or other right or claim of any third party or any other type of preferential arrangement.
          “Affected Interest Period” has the meaning specified in Section 2.08.
          “Affected Person” has the meaning specified in Section 2.06.
          “Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person.
          “Agent’s Account” means the special account (account number 4063-6695) of the Agent maintained at the office of Citibank at 399 Park Avenue, New York, New York.
          “Alternate Base Rate” means a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the highest of:

          (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time as Citibank’s base rate;
          (b) 1/2 of one percent above the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, in either case adjusted to the nearest 1/4 of one percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent; and
          (c) the Federal Funds Rate.
          “Applicable Margin” has the meaning specified in the Fee Letter.
          “Assignment and Acceptance” means an assignment and acceptance agreement entered into by a Bank Lender, an Eligible Assignee and the Agent, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Annex C hereto.
          “Available Interest Amount” has the meaning specified in Section 2.05(b)(iv).
          “Available Reserves” shall, solely for purposes of the Conduit Lenders’ liquidity backstop arrangements, mean the difference between (i) the aggregate outstanding undrawn amount of the Purchase Letters of Credit on such date less (ii) the sum of (a) the Borrower Accrued Interest Amount on such date and (b) the outstanding principal on the Loan on such date.
          “Bank Accounts” shall mean any and all accounts established and maintained by the Borrower in the name of the Borrower to which Collateral may be credited (including, without limitation, “Deposit Accounts” and “Securities Accounts”, as defined in the Security Agreement).
          “Bank Commitment” of any Bank Lender means, (a) with respect to Citibank, $1,163,700,000 or such amount as reduced or increased by any Assignment and Acceptance entered into between Citibank and other Bank Lenders; or (b) with respect to a Bank Lender that has entered into an Assignment and Acceptance, the amount set forth therein as such Bank Lender’s Bank Commitment, in each case as such amount may be reduced or increased by an Assignment and Acceptance entered into between such Bank Lender and an Eligible Assignee.
          “Bank Lenders” means Citibank and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 10.03.
          “Barclays Letter of Credit” means each of the three standby letters of credit issued by Barclays Bank plc (or any successor thereof) on October 31, 2007 in support of the obligations of the respective issuers under the Barclays Supported Notes, as from time to time amended in accordance with Section 5.01(w) hereof. When used herein, the term “Barclays Letter of Credit” shall include any Substitute L/C issued in accordance with the second sentence of Section 5.01(w) hereof.

          “Barclays Supported Notes” means, collectively, (i) the promissory note dated October 31, 2007 in favor of TIN Inc issued by Crown Pine Buyer 4, L.P. in the principal amount of $85,000,000, (ii) the promissory note dated October 31, 2007 in favor of TIN Inc issued by Crown Pine Buyer 4, L.P. in the principal amount of $85,000,000, and (iii) the promissory note dated October 31, 2007 in favor of TIN Inc issued by Crown Pine Buyer 4, L.P. in the principal amount of $80,605,238, each such promissory note assigned to the Borrower on November 28, 2007 and being supported by a Barclays Letter of Credit, as from time to time amended in accordance with Section 5.01(w) hereof.
          “Basic Documents” means, collectively, the Transaction Documents, the Purchase Notes, and the Purchase Letters of Credit.
          “Borrower” has the meaning specified in the introduction hereto.
          “Borrower Accrued Interest Amount” has the meaning specified in Section 2.05(b)(iv).
          “Borrowing” means the borrowing hereunder of the Loans.
          “Borrowing Request” has the meaning specified in Section 2.02(a).
          “Business Day” means any day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City and London.
          “Buyer” means an issuer, and collectively, all issuers of the Purchase Notes.
          “Capital Expenditures” means expenditures (including in respect of Capital Lease Obligations) made by the Borrower to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs unless such repairs are required to be capitalized in accordance with GAAP).
          “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent and/or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “Cash Equivalents” means (a) direct obligations of the United States of America, or of any agency thereof, or obligations guaranteed by or backed by the full faith and credit of the United States of America, or of any agency thereof, in either case, maturing not more than one year from the date of acquisition thereof, (ii) commercial paper A-1 or better by S&P or P-1 or better by Moody’s and maturing not more than 90 days from the date of acquisition thereof, (iii) demand deposit accounts maintained in the ordinary course of business, (iv) certificates of deposits issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $500,000,000, in each case maturing not more than 90 days from the date of acquisition thereof, (v) banker’s acceptances and (vi) money-market funds investing solely in those securities otherwise described in this definition; provided that such Cash Equivalents shall mature on or before the Settlement Date immediately succeeding the acquisition thereof.
          “Change in Control” means the failure of TIN to at all times maintain, directly or indirectly, its 100% ownership interests of the Borrower.

          “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
          “Citibank” means Citibank, N.A., a national banking association, its successors and assigns.
          “Collateral” has the meaning specified in the Security Agreement.
          “Collection Account” means the Bank Account governed by the Account Control Agreement.
          “Conduit Lenders” means CAFCO, LLC, CHARTA, LLC, CIESCO, LLC and CRC Funding, LLC and any successor or assign of CAFCO, LLC, CHARTA, LLC, CIESCO, LLC or CRC Funding, LLC that is an entity which in the ordinary course of its business issues commercial paper or other securities to fund the Loan.
          “CP Conduit Rate” for any Interest Period with respect to any Loan or Interest Deficit Amount means the per annum rate equivalent to the weighted average of the per annum rates paid or payable by each Conduit Lender from time to time as interest on or otherwise (by means of interest rate hedges or otherwise) in respect of those Promissory Notes issued by such Conduit Lender that are allocated, in whole or in part, by the Agent (on behalf of such Conduit Lender) to fund the purchase or maintenance of such Loan or Interest Deficit Amount during such Interest Period as determined by the Agent (on behalf of such Conduit Lenders) and reported to the Borrower and which rates shall reflect and give effect to the commissions of placement agents and dealers in respect of such Promissory Notes, to the extent such commissions are allocated, in whole or in part, to such Promissory Notes by the Agent (on behalf of such Conduit Lenders); provided, however, that (a) if any component of such rate is a discount rate, in calculating the “CP Conduit Rate” for such Interest Period the Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum; (b) the CP Conduit Rate with respect to Loans or Interest Deficit Amounts funded by Participants shall be the same rate as in effect from time to time on Loans or Interest Deficit Amounts or portions of either thereof that are not funded by a Participant; and (c) if all of the Loans and related Interest Deficit Amounts maintained by the Conduit Lender are funded by Participants, then the CP Conduit Rate shall be the Conduit Lenders’ pool funding rate in effect from time to time for its largest size pool of transactions which funds quarterly.
          “Debt” means (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as Capital Lease Obligations, and (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above.
          “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
          “Default Interest Period” means, during any period while any principal of any Loan or any other amount under this Agreement or any other Transaction Document is not paid when due, each successive period as the Agent shall from time to time (with the approval of the Majority Banks) choose; provided that (a) no such period shall exceed three months, (b) the first such period shall commence as of the date on which such principal or other amount became due and each succeeding such period shall commence upon the expiry of the immediately preceding such period and (c) in the absence of or pending such selection by the Agent or consent from the Majority Banks, each Default Interest Period shall have a duration of one week.
          “Defaulted Eligible Receivables” shall, solely for purposes of the Conduit Lenders’ liquidity backstop arrangements, mean the principal amount of all Purchase Notes that (i) are subject to a Purchase Note Event of Default and (ii) are not at such time supported by a Purchase Letter of Credit issued by an L/C Issuer rated at least BBB- and Baa3 by S&P and Moody’s, respectively.
          “Dexia Letter of Credit” means each of the three standby letters of credit issued by Dexia Credit Local, New York Branch (or any successor thereof) on October 31, 2007 in support of the obligations of the issuer under the Dexia Supported Notes, as from time to time amended in accordance with Section 5.01(w) hereof. When used herein, the term “Dexia Letters of Credit” shall include any Substitute L/C issued in accordance with the second sentence of Section 5.01(w) hereof.
          “Dexia Supported Note” means, collectively, (i) the promissory note dated October 31, 2007 in favor of TIN Inc issued by Crown Pine Buyer 1, L.P. in the principal amounts of $100,000,000, (ii) the promissory note dated October 31, 2007 in favor of TIN Inc issued by Crown Pine Buyer 1, L.P. in the principal amounts of $100,000,000 and (iii) the promissory note dated October 31, 2007 in favor of TIN Inc issued by Crown Pine Buyer 1, L.P. in the principal amounts of $77,592,700, each such promissory note assigned to the Borrower on November 28, 2007 and being supported by a Dexia Letter of Credit, as from time to time amended in accordance with Section 5.01(w) hereof.
          “Dollars” and “$” refer to lawful money of the United States of America.
          “Effective Date” has the meaning specified in Section 3.01.
          “Eligible Assignee” means (i) CNAI or any of its Affiliates, (ii) any Person managed by Citibank, CNAI or any of their Affiliates, or (iii) any financial or other institution acceptable to the Agent and, provided at such time no default or Event of Default exists, the Borrower (such consent of the Borrower not to be unreasonably withheld or delayed).
          “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
          “Eurodollar Rate” means, for any Interest Period, an interest rate per annum equal to the rate per annum at which deposits in Dollars are offered by the principal office of Citibank in London, England to prime banks in the London interbank market at 11:00 A.M. (London Time) two Business Days before the first day of such Interest Period in an amount substantially equal to the Loan associated with such Interest Period on such first day and for a period equal to such Interest Period.
          “Eurodollar Rate Reserve Percentage” of any Lender for any Interest Period in respect of which interest is computed by reference to the Eurodollar Rate means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Liabilities is determined) having a term equal to such Interest Period.
          “Event of Default” has the meaning specified in Section 7.01.
          “Excluded Taxes” means, with respect to the Agent or any Lender, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which the Agent or Lender as the case may be is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America, and (c) in the case of a Lender that is not a Unites States person within the meaning of section 7701(a)(30) of the Internal Revenue Code of 1986 (a “Foreign Lender”), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of assignment (or designation of a new lending office), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.08.
          “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.
          “Fee Letter” means the letter agreement dated as of December 3, 2007, between the Agent and the Borrower.
          “GAAP” means generally accepted accounting principles in the United States of America.
          “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

          “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
          “Incipient Event of Default” means an event that but for notice or lapse of time or both would constitute an Event of Default.
          “Indemnified Party” has the meaning specified in Section 9.01.
          “Independent Manager” has the meaning specified in the Operating Agreement.
          “Intercompany Note” has the meaning specified in the Sale and Contribution Agreement.
          “Interest Deficit Amount” has the meaning specified in Section 2.05(b)(iv).
          “Interest Period” means the period commencing on the date of the Borrowing and ending on February 15, 2008 and thereafter, each period commencing on the last day of the immediately preceding Interest Period and ending on the fifteenth day of the third consecutive month ending after the month in which such immediately preceding Interest Period ended. The determination of Interest Periods shall be subject to the following provisions:
     (a) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; and
          (b) if any Interest Period would otherwise end after the Maturity Date, such Interest Period shall end on the Maturity Date.
          “Investment” means, for any Person (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Hedging Agreement.
          “Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.
          “Knowledge Date” has the meaning specified in Section 5.01(j).
          “L/C Issuer” means an issuer, and collectively, all issuers, of the Purchase Letters of Credit.
          “Lenders” means, collectively, the Conduit Lenders and Bank Lenders.
          “Lien” means any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in or the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) and in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
          “Liquidation Fee” means, for any Interest Period for which interest is computed by reference to the CP Conduit Rate and a reduction of the Loan is made for any reason on any day other than the last day of such Interest Period, the amount, if any, by which (A) the additional interest which would have accrued during such Interest Period on the reductions of Loans relating to such Interest Period had such reductions remained as Loans for all of such Interest Period, exceeds (B) the interest, if any, received by the Lenders which hold such Loans from the investment of the proceeds of such reductions of Loans for the remainder of such Interest Period. The Borrower acknowledges that although each Lender intends to use commercially reasonable efforts to reinvest the proceeds of a reduction in the Loans in investments that the Lender deems reasonably available to it given the timing and circumstances of the reduction of the Loans as contemplated by this definition, market conditions and other factors deemed relevant by the Lender in its sole discretion, may prevent such reinvestment or otherwise limit the investment options a Lender deems reasonably available to it.
          “Loan” and “Loans” have the meanings specified in Section 2.01(a).
          “London Business Day” means any day on which trading by and between banks in Dollar deposits in the London interbank market occurs.
          “Majority Banks” shall mean at any time Bank Lenders holding Loans (or interests therein) which aggregate more than 50% of all outstanding Loans.
          “Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or financial condition of the Borrower, (b) the ability of either the Borrower or TIN to perform any of its obligations under this Agreement or any other Transaction Document or (c) the validity or enforceability of any of the Basic Documents or the rights and remedies of the Agent and the Lenders thereunder.
          “Maturity Date” means November 5, 2027; provided that if such day is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.
          “Member” has the meaning specified in the Operating Agreement.
          “Moody’s” means Moody’s Investor Service, Inc.
          “Operating Agreement” means the Limited Liability Company Agreement of the Borrower dated as of November 13, 2007, as amended and restated pursuant to the Amended and Restated Operating Agreement of the Borrower dated as of December 3, 2007, as further amended from time to time (without prejudice to Section 5.01(p) hereof).
          “Optional Prepayment” has the meaning specified in Section 2.04(a).
          “Other Company” means TIN and all of its Subsidiaries except the Borrower.
          “Participant” has the meaning specified in Section 10.03(h).
          “Percentage Interest” shall mean, as to any Lender at any time of determination, the percentage equivalent of a fraction the numerator of which shall be an amount equal to the portion of the Loans owing to such Lender at such time (after giving effect to all Assignments and Acceptances effective on or prior to such time of determination) and the denominator of which shall be an amount equal to the aggregate Loans at such time.
          “Permitted Investments” means (i) the Purchase Notes, (ii) the Purchase Letters of Credit, and (iii) cash and Cash Equivalents.
          “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
          “Promissory Notes” means, collectively, (i) the promissory notes issued by CAFCO, LLC, (ii) participations sold by CAFCO, LLC pursuant to Section 10.03(h), (iii) the promissory notes issued by CHARTA, LLC, (iv) participations sold by CHARTA, LLC pursuant to Section 10.03(h), (v) the promissory notes issued by CRC Funding, LLC, and (vi) participations sold by CRC Funding, LLC pursuant to Section 10.03(h); provided that the term “Promissory Note” shall not include the interest sold to a Bank Lender or its designee.
          “Purchase Notes” means, collectively, the Barclays Supported Notes, the Dexia Supported Notes, the RBS Supported Notes and the Société Générale Supported Notes, including any note issued in substitution or exchange of any such note.
          “Purchase Note Event of Default” means, with respect to any Purchase Note, an “Event of Default” under such Purchase Notes.
          “Purchase Letters of Credit” means, collectively, the Barclays Letters of Credit, the Dexia Letters of Credit, the RBS Letters of Credit and the Société Générale Letters of Credit.
          “RBS Letter of Credit” means each of the three standby letters of credit issued by The Royal Bank of Scotland plc (or any successor thereof) on October 31, 2007 in support of the obligations of the respective issuers under the RBS Supported Notes, as from time to time amended in accordance with Section 5.01(w) hereof. When used herein, the term “RBS Letter of Credit” shall include any Substitute L/C issued in accordance with the second sentence of Section 5.01(w) hereof.
          “RBS Supported Notes” means, collectively, (i) the promissory note dated October 31, 2007 in favor of TIN Inc issued by Crown Pine Buyer 3, L.P. in the principal amount of $150,000,000, (ii) the promissory note dated October 31, 2007 in favor of TIN Inc issued by Crown Pine Buyer 3, L.P. in the principal amount of $150,000,000, and (iii) the promissory note dated October 31, 2007 in favor of TIN Inc issued by Crown Pine Buyer 3, L.P. in the principal amount of $183,580,104, each such promissory note assigned to the Borrower on November 28, 2007 and being supported by a RBS Letter of Credit, as from time to time amended in accordance with Section 5.01(w) hereof.
          “Register” has the meaning specified in Section 10.03(c).
          “S&P” means Standard and Poor’s, a division of The McGraw-Hill Companies, Inc.
          “Sale and Contribution Agreement” means the Sale and Contribution Agreement dated as of November 28, 2007 between TIN and the Borrower, as the same may be amended, modified or restated from time to time in accordance with the terms hereof.
          “SEC” means the Securities and Exchange Commission.

          “Security Agreement” means a Security Agreement, in the form of Annex D hereto, dated as of December 3, 2007, between the Borrower and the Agent, as from time to time amended.
          “Settlement Date” means the last day of each Interest Period and any other date on which the principal and interest on the Loans is due and payable in full.
          “Société Générale Letter of Credit” means each of the three standby letters of credit issued by Société Générale (or any successor thereof) on October 31, 2007 in support of the obligations of the respective issuer under the Société Générale Supported Note, as from time to time amended in accordance with Section 5.01(w) hereof. When used herein, the term “Société Générale Letter of Credit” shall include any Substitute L/C issued in accordance with the second sentence of Section 5.01(w) hereof.
          “Société Générale Supported Note” means, collectively, (i) the promissory note dated October 31, 2007 in favor of TIN Inc issued by Crown Pine Buyer 2, L.P. in the principal amount of $100,000,000, (ii) the promissory note dated October 31, 2007 in favor of TIN Inc issued by Crown Pine Buyer 2, L.P. in the principal amount of $100,000,000, and (iii) the promissory note dated October 31, 2007 in favor of TIN Inc issued by Crown Pine Buyer 2, L.P. in the principal amount of $84,159,525, each such promissory note assigned to the Borrower on November 28, 2007 and being supported by a Société Générale Letter of Credit, as from time to time amended in accordance with Section 5.01(w) hereof.
          “Special Manager” has the meaning specified in Section 5.01(i).
          “Subsidiary” means any corporation or other entity of which securities having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.
          “Substitute L/C” means any letter of credit that replaces or is substituted for a Purchase Letter of Credit with respect to which the issuer thereof has a senior long term unsecured indebtedness rating of at least “AA-” by S&P and “Aa3” by Moody’s.
          “Timber Borrower Term Loan Agreement” means a Term Loan Agreement, dated as of December 3, 2007, between the TIN Timber Finance, LLC, the Lenders party thereto, Citibank, N.A. and the Agent, as from time to time amended.
          “TIN” means TIN Inc., a Delaware corporation.
          “Transaction Document” means any of this Agreement, the Security Agreement, the Fee Letter, the Account Control Agreement, the Sale and Contribution Agreement, all amendments and waivers to any of the foregoing and all other agreements and documents delivered and/or related hereto or thereto.
          “UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.
          SECTION 1.02. Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

ARTICLE II
AMOUNT AND TERMS OF THE LOANS
          SECTION 2.01. Loans and Borrowings. (a) On the terms and conditions hereinafter set forth, the Conduit Lenders may, in their sole discretion, and the Bank Lenders shall, ratably in accordance with their respective Bank Commitments, make a single term loan to the Borrower (each a “Loan”, and collectively the “Loans”) in Dollars on the Effective Date in the aggregate principal amount of $1,163,700,000. The failure of any Bank Lender to make the Loan required to be made by it shall not relieve any other Bank Lender of its obligation to make its Loan hereunder; provided that neither the Agent nor any Bank Lender shall be responsible for any other Bank Lender’s failure to make its Loan as required hereunder.
          (b) Each Bank Lender at its option may make its Loan by causing any domestic or foreign branch or Affiliate of such Bank Lender to make such Loan on behalf of such Bank Lender.
          SECTION 2.02. Request for and Funding of the Borrowing. (a) The Loan shall be made on at least one Business Day’s prior written notice (such notice to be delivered by 11:00 a.m. New York City time), substantially in the form of Annex E (the “Borrowing Request”) from the Borrower to the Agent. The Borrowing Request shall specify (i) the aggregate amount of the Borrowing, (ii) the date of the Borrowing (which shall be a Business Day), and (iii) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(b) hereof. The Agent shall promptly thereafter notify the Borrower whether the Conduit Lenders have determined to make the Loan.
          If the Conduit Lenders have determined not to make the Loan, the Agent shall promptly send notice of the Borrowing Request to all of the Bank Lenders concurrently by telecopier specifying the date of such Loan and each Bank Lender’s Bank Commitment.
          (b) The Conduit Lenders or the Bank Lenders, as the case may be, shall, upon satisfaction of the applicable conditions set forth in Article III, make the Loan to be made by it hereunder by wire transfer of Dollars in immediately available funds by 12:00 noon, New York City time, on the date of the Borrowing, to the account of the Agent designated by it for such purpose by notice to the Conduit Lenders or the Bank Lenders. The Agent will make such funds available to the Borrower by promptly crediting the amounts so received, in like currency and funds, to one or more accounts of the Borrower maintained in New York City and designated by Borrower in the Borrowing Request.
          (c) Notwithstanding the foregoing, a Bank Lender shall not be obligated to make a Loan under this Section 2.02 in an amount which would exceed such Bank Lender’s Bank Commitment less such Bank Lender’s ratable share of the aggregate outstanding Loans held by its related Conduit Lender. Each Bank Lender’s obligation shall be several, such that the failure of any Bank Lender to make available to the Borrower any funds in connection with the Borrowing shall not relieve any other Bank Lender of its obligation, if any, hereunder to make funds available on the date of the Borrowing, but no Bank Lender shall be responsible for the failure of any other Bank Lender to make funds available in connection with the Borrowing.
          SECTION 2.03. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally agrees to repay to the Agent for account of the Lenders on the Maturity Date the full principal amount of the Loan. Amounts repaid in respect of the Loan may not be reborrowed.

          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (c) The Agent shall maintain accounts in which it shall record (i) the amount of each Loan and each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for account of the Lenders and each Lender’s share thereof.
          (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.03 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
          (e) Any Lender may request a promissory note from the Borrower evidencing its Loan. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form approved by the Agent, in a principal amount equal to the amount of such Loan and dated the date thereof. Thereafter, the Loan evidenced by such promissory note and interest thereon shall at all times (including after assignment) be represented by a promissory note in such form payable to the payee named therein and its registered assigns.
          SECTION 2.04. Prepayment of Loans(i). (a) The Borrower may, at its option and without penalty, upon thirty days prior written notice to the Agent, prepay the Loans in whole or in part (any such prepayment, an “Optional Prepayment”); provided that (i) the loans under the Timber Borrower Term Loan Agreement are also optionally prepaid in full or (ii) prior to such date TIN Timber Finance, LLC shall have executed an intercreditor agreement with respect to the purchase notes held by it for the benefit of the Agent, such agreement to be in form and substance satisfactory to the Agent. Each Optional Prepayment in part shall be in a minimum principal amount of $25,000,000 and incremental multiple of $1,000,000 in excess thereof.
          (b) If at any time the Borrower receives any payment or prepayment of principal of any of the Purchase Notes (whether directly or as a result of a draw under any Purchase Letter of Credit or otherwise), the Borrower shall promptly (but in no event later than the close of business on the Business Day immediately following the underlying payment or prepayment) prepay the Loan in an aggregate principal amount equal to the principal amount of such payment or prepayment and pending such prepayment of the Loan shall hold such amounts in cash and Cash Equivalents maturing on or before the date such prepayment of the Loan is to be made.
          (c) Upon the occurrence of a Change in Control, the Borrower shall promptly prepay in full the Loans then outstanding, together with all accrued interest thereon and all fees and other amounts then owing by the Borrower under this Agreement and the other Basic Documents.
          (d) Prepayments under this Section shall be applied ratably to the Loan in accordance with the respective principal amounts thereof and shall be accompanied by (i) accrued interest (including, without limitation, the Borrower Accrued Interest Amount) and (ii) any and all payments required by Section 2.09 and Section 10.04 hereof.
          (e) The Borrower shall promptly (but in no event later than the close of business on the Business Day immediately following the date the underlying prepayment was received in the case of a mandatory prepayment) notify the Agent by telephone (confirmed by telecopy) of any prepayment under this Section. Each such notice shall specify (i) the prepayment date, (ii) the principal amount of the Loan to be prepaid, (iii) the circumstances giving rise to such prepayment and (iv) a reasonably detailed calculation of the amount of such prepayment. Notice of such prepayment shall be irrevocable. Promptly following receipt of any such notice, the Agent shall advise the Lenders of the contents thereof.
          SECTION 2.05. Interest, Payments and Computations, Etc.
          (a) Interest Amounts.
     (i) Loans. Interest shall accrue on the Loans for each Interest Period as follows:
     (A) To the extent a Lender’s Percentage Interest of Loans is funded through the issuance of Promissory Notes, such Lender’s Percentage Interest of Loans shall bear interest at a rate per annum equal to such Lender’s CP Conduit Rate for each day of such Interest Period plus the Applicable Margin.
     (B) To the extent a Lender’s Percentage Interest of Loans is not funded through the issuance of Promissory Notes, such Lender’s Percentage Interest of Loans shall bear interest at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin.
     (ii) Interest Deficit Amount. Interest shall accrue on the Interest Deficit Amount for each Interest Period as follows:
     (A) To the extent such Interest Deficit Amount is funded through the issuance of Promissory Notes, such portion shall bear interest at a rate per annum equal to such Lender’s CP Conduit Rate for each day of such Interest Period plus the Applicable Margin.
     (B) To the extent such Interest Deficit Amount is not funded through the issuance of Promissory Notes, such portion shall bear interest at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin.
     (iii) Default Interest. Notwithstanding the foregoing clause (i) and (ii), if any principal of or interest on any Loan or any fee or other amount whatsoever payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, by prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, to the extent permitted by applicable law, for any Default Interest Period, at a rate per annum equal to the Alternate Base Rate from time to time in effect plus 2.0% per annum from and including the due date thereof but excluding the date such amount is actually paid.
          (b) Interest Payments.
     (i) Settlement Dates. The Borrower hereby agrees to pay to the Agent’s Account for the benefit of the Lenders on each Settlement Date interest in an amount equal to the lesser of (x) the Available Interest Amount for such Settlement Date and (y) the Borrower Accrued Interest Amount for such Settlement Date.

     (ii) Maturity Date. If on the Maturity Date the Interest Deficit Amount for such Settlement Date is greater than zero, the Borrower shall pay to the Lenders on the Maturity Date an amount equal to such Interest Deficit Amount.
     (iii) Defaulted Interest. Interest accrued pursuant to clause (a)(iii) of this Section shall be payable on demand.
     (iv) Definitions. As used in this clause (b):
     “Available Interest Amount” means, for any Settlement Date, the aggregate amount of cash and Cash Equivalents credited to the Collection Account on such Settlement Date.
     “Borrower Accrued Interest Amount” means, for any date (a “Determination Date”), the following:
     (w) the aggregate amount of the interest accrued on the Loans as specified in Section 2.05(a)(i) from and including the immediately preceding Settlement Date (or, if no Settlement Date has occurred prior to such Determination Date, the date of the Borrowing) to but excluding such Determination Date; plus
     (x) the Interest Deficit Amount for the immediately preceding Settlement Date (or, if no Settlement Date has occurred prior to such Determination Date, the amount pursuant to this clause (x) is zero); plus
     (y) the aggregate amount of interest accrued on the Interest Deficit Amount for the immediately preceding Settlement Date as specified in Section 2.05(a)(ii) for the period from and including such immediately preceding Settlement Date to but excluding such Determination Date (or, if no Settlement Date has occurred prior to such Determination Date, the amount pursuant to this clause (y) is zero); minus
     (z) accrued interest amounts (if any) prepaid pursuant to Section 2.04(d).
     “Interest Deficit Amount” means, for each Settlement Date, the amount (if positive) by which the Borrower Accrued Interest Amount for such Settlement Date exceeds the Available Interest Amount for such Settlement Date.
          (c) Timing. All amounts to be paid or deposited by the Borrower hereunder shall be paid or deposited no later than 11:00 A.M. (New York City time) on the day when due in same day funds to the Agent’s Account, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. The Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. All payments hereunder or under any other Transaction Document shall be made in Dollars.
          (d) Computation. All computations of interest, fees, and other amounts hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.
          SECTION 2.06. Increased Costs. (a) If CNAI, any Lender or any of their respective Affiliates (each an “Affected Person”) determines that a Change in Law affects or would affect the amount of the capital required or expected to be maintained by such Affected Person and such Affected Person determines that the amount of such capital is increased by or based upon the existence of its Loans (or of maintaining its obligation to make its Loan) or interests therein related to this Agreement or to the funding thereof and other commitments of the same type, then, upon demand by such Affected Person (with a copy to the Agent), the Borrower shall immediately pay to the Agent for the account of such Affected Person (as a third-party beneficiary), from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person in the light of such circumstances, to the extent that such Affected Person reasonably determines such increase in capital to be allocable to the existence of any of such commitments. A certificate as to such amounts submitted to the Borrower and the Agent by such Affected Person shall be conclusive and binding for all purposes, absent manifest error. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section 2.06 shall not constitute a waiver of such Affected Person’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).
          (b) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements referred to in Section 2.07) in or in the interpretation of any law or regulation or (ii) compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to purchase or purchasing, or maintaining the Loan in respect of which interest is computed by reference to the Eurodollar Rate, then, upon demand by such Lender (with a copy to the Agent), the Borrower shall immediately pay to the Agent, for the account of such Lender (as a third-party beneficiary), from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increased costs. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.
          SECTION 2.07. Additional Interest on Loans Bearing a Eurodollar Rate. The Borrower shall pay to any Bank Lender, so long as such Bank Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the Loans of such Lender during each Interest Period in respect of which interest is computed by reference to the Eurodollar Rate, for such Interest Period, at a rate per annum equal at all times during such Interest Period to the remainder obtained by subtracting (i) the Eurodollar Rate for such Interest Period from (ii) the rate obtained by dividing such Eurodollar Rate referred to in clause (i) above by that percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable. Such additional interest shall be determined by such Lender and notice thereof given to the Borrower through the Agent within 30 days after any interest payment is made with respect to which such additional interest is requested. A certificate as to such additional interest submitted to the Borrower and the Agent by such Bank Lender shall be conclusive and binding for all purposes, absent manifest error.

          SECTION 2.08. Taxes. (a) Any and all payments and deposits required to be made hereunder or under any other Transaction Document by the Borrower shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding Excluded Taxes (all levies, imposts, deductions, charges, withholdings and liabilities other than Excluded Taxes being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Affected Person, (i) the Borrower shall make an additional payment to such Affected Person, in an amount sufficient so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.08), such Affected Person receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Within 30 days after the date of any such payment of Taxes, the Borrower will furnish to such Affected Person the original or a certified copy of a receipt evidencing payment thereof.
          (b) In addition, the Borrower agrees to pay any present or future stamp or other documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any other Transaction Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Transaction Document (hereinafter referred to as “Other Taxes”).
          (c) The Borrower will indemnify each Affected Person for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.08) paid by such Affected Person and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty days from the date the Affected Person makes written demand therefor (and a copy of such demand shall be delivered to the Agent). A certificate as to the amount of such indemnification submitted to the Borrower and the Agent by such Affected Person, setting forth, in reasonable detail, the basis for and the calculation thereof, shall be conclusive and binding for all purposes absent manifest error.
          (d) Each Affected Person which is organized outside the United States and which is entitled to an exemption from, or reduction of, withholding tax under the laws of the United States as in effect on the date hereof (or, in the case of any Person which becomes an Affected Person after the date hereof, on the date on which it so becomes an Affected Person with respect to any payments under this Agreement) shall, on or prior to the date hereof (or, in the case of any Person who becomes an Affected Person after the date hereof, on or prior to the date on which it so becomes an Affected Person), deliver to the Borrower such certificates, documents or other evidence, as required by the Internal Revenue Code of 1986, as amended or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form W-8BEN or Form W-8ECI and any other certificate or statement of exemption required by Treasury Regulation Section 1.1441-1(a) or Section 1.1441-6(c) or any subsequent version thereof, properly completed and duly executed by such Affected Person as will permit such payments to be made without withholding or at a reduced rate. Each such Affected Person shall from time to time thereafter, upon written request from the Borrower, deliver to the Borrower any new certificates, documents or other evidence as described in the preceding sentence as will permit payments under this Agreement to be made without withholding or at a reduced rate (but only so long as such Affected Person is legally able to do so).
          (e) The Borrower shall not be required to pay any amounts to any Affected Person in respect of Taxes and Other Taxes pursuant to paragraphs (a), (b) and (c) above if the obligation to pay such amounts is attributable to the failure by such Affected Person to comply with the provisions of paragraph (d) above; provided, however, that should an Affected Person become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Affected Person shall reasonably request to assist such Affected Person to recover such Taxes.
          SECTION 2.09. Break Funding Payments. With respect to any Loan for which interest is calculated at the Eurodollar Rate, in the event of (a) the payment of any principal of any such Loan other than on the last day of an Interest Period (including as a result of any prepayment or Event of Default), or (b) the failure to borrow or prepay any such Loan on the date specified in any notice delivered pursuant hereto (any such Interest Period in this clause (b) or clause (a) above, an “Affected Interest Period”) therefor as a result of a request by the Borrower (unless as a result of a default by any Bank Lender in its obligation to fund its Loan), then, in any such event, the Borrower shall compensate each Affected Person for the loss, cost and expense attributable to such event. The loss to any Affected Person attributable to any such event shall be deemed to include an amount determined by such Affected Person to be equal to the excess, if any, of (i) the amount of interest that such Affected Person would pay for a deposit equal to the principal amount of its Loan for the period from the date of such payment, failure or assignment to the last day of the then current Affected Interest Period for such Loan (or, in the case of a failure to borrow, the duration of the Affected Interest Period that would have resulted from such borrowing) if the interest rate payable on such deposit were equal to the Adjusted Eurodollar Rate for such Affected Interest Period, over (ii) the amount of interest that such Affected Person would earn on such principal amount for such period if such Affected Person were to invest such principal amount for such period at the interest rate that would be bid by such Affected Person (or an affiliate of such Affected Person) for Dollar deposits from other banks in the eurodollar market at the commencement of such period. A certificate as to such amounts submitted to the Borrower and the Agent by such Affected Person shall be conclusive and binding for all purposes, absent manifest error. The Borrower shall pay such Affected Person the amount shown as due on any such certificate within ten Business Days after receipt thereof.
          SECTION 2.10. Pro Rata Treatment; Sharing of Payments. (a) If at any time insufficient funds are received by and available to the Agent to pay fully all amounts then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties, and (iii) then to pay other amounts payable hereunder.
          (b) Except to the extent otherwise provided herein, (i) each payment or prepayment of principal of Loans by the Borrower shall be made for account of each Lender pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (ii) each payment of interest on Loans by the Borrower shall be made for account of each Lender pro rata in accordance with the amounts of interest on such Loans then due and payable to each respective Lender.
          (c) If any Lender (for purposes of this Section only, referred to as a “Recipient”) shall obtain payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Loans or portion thereof owned by it in excess of its ratable share of payments made on the Loans owned by the Lenders, such Recipient shall forthwith purchase from the Lenders which received less than their ratable share participations in the Loans owned by such Persons as shall be necessary to cause such Recipient to share the excess payment ratably with each such other Person; provided, however, that if all or any portion of such excess payment is thereafter recovered from such Recipient, such purchase from each such other Person shall be rescinded and each such other Person shall repay to the Recipient the purchase price paid by such Recipient for such participation to the extent of such recovery, together with an amount equal to such other Person’s ratable share (according to the proportion of (a) the amount of such other Person’s required payment to (b) the total amount so recovered from the Recipient) of any interest or other amount paid or payable by the Recipient in respect of the total amount so recovered.
          SECTION 2.11. Right of Setoff. Without in any way limiting the provisions of Section 2.10, the Agent and each Lender is hereby authorized (in addition to any other rights it may have) at any time after the occurrence and during the continuance of a default or Event of Default or an Incipient Event of Default to set-off, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by the Agent or such Lender to, or for the account of, the Borrower against any amount owing by the Borrower to such Person or to the Agent on behalf of such Person (even if contingent or unmatured).
          SECTION 2.12. Certain Calculations. For purposes of calculating amounts payable by Borrower under Sections 2.06, 2.07, 2.08 and 2.09 hereof, any Borrower Accrued Interest Amount outstanding on the applicable date of determination shall be treated as part of the principal amount of the Loans for purposes of such calculations.
          SECTION 2.13. Designation of a Different Lending Office. If any Bank Lender requests compensation under Section 2.06, or requires the Borrower to pay any additional amount to any Bank Lender or any Governmental Authority for the account of any Bank Lender pursuant to Section 2.08, then such Bank Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Bank Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.06 or Section 2.08, as the case may be, in the future and (ii) would not subject such Bank Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Bank Lender in connection with any such designation or assignment.
ARTICLE III
CONDITIONS OF BORROWING
          SECTION 3.01. Conditions Precedent to Borrowing. The obligation of the Bank Lenders to make the Loans under this Agreement is subject to the conditions precedent that the Agent shall have received on or before the date (the “Effective Date”) of such Borrowings the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Agent:
          (a) Certified copies of the resolutions of the Borrower and TIN approving this Agreement and any other Transaction Documents to which it is a party and certified copies of all documents evidencing other necessary limited liability company or corporate action, as the case may be, and governmental approvals, if any, with respect to this Agreement and any such other Basic Documents.
          (b) A certificate of the Secretary or Assistant Secretary of each of the Borrower and TIN certifying the names and true signatures of the officers authorized to sign Transaction Documents to be delivered by it hereunder and thereunder.
          (c) Time stamped receipt copies of proper financing statements, duly filed on or before the date of the Borrowing under the UCC of all jurisdictions that the Agent may deem necessary or desirable in order to perfect the ownership and security interests of the Agent, the Lenders contemplated by this Agreement and the Security Agreement.

          (d) Time stamped receipt copies of proper financing statements, duly filed on or before the date of the Borrowing under the UCC of all jurisdictions that the Agent may deem necessary or desirable in order to perfect the ownership and security interests of the Borrower contemplated by the Sale and Contribution Agreement.
          (e) Favorable opinions (addressed to the Agent, the Lenders and dated the Effective Date) of Sutherland Asbill & Brennan LLP, counsel for the Borrower, substantially in the form of Annex B-1 and Annex B-2 hereto and as to such other matters as the Agent may reasonably request.
          (f) A copy of the Operating Agreement and/or by-laws, as the case may be, certified by the Secretary or Assistant Secretary of each of the Borrower and TIN (including, in the case of the Borrower, evidence that the Borrower is a bankruptcy-remote, single purpose entity).
          (g) A copy of the certificate of formation or the certificate of incorporation, as the case may be, of each of the Borrower and TIN, certified as of a recent date by the Secretary of State or other appropriate official of the state of its organization, and a certificate as to the good standing of each of the Borrower and TIN from such Secretary of State or other official, dated as of a recent date.
          (h) From each party hereto and thereto either (i) a counterpart of this Agreement and each other Basic Document signed on behalf of such party or (ii) written evidence (which may include telecopy transmission of a signed signature page to this Agreement and each other Basic Document) that such party has signed a counterpart of this Agreement and each other Basic Document.
          (i) The Agent shall have received reliance letters (addressed to the Agent, the Lenders (or opinions containing satisfactory reliance language in the case of opinions of counsel of each Buyer) and dated the Effective Date or such other date satisfactory to the Agent) from counsel for each issuer of the Purchase Notes and the Purchase Letters of Credit, in the form reasonably satisfactory to the Agent.
          (j) A certificate, dated the Effective Date and signed by a authorized officer of the sole Member of the Borrower, confirming compliance with the conditions set forth in Section 3.02 hereof.
          (k) A certificate, dated the Effective Date and signed by a authorized officer of TIN, confirming that the representations and warranties contained in the Sale and Contribution Agreement and each other Basic Document to which it is a party are true and correct on and as of the date of the Borrowing as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).
          (l) The Security Agreement, substantially in the form of Annex D, duly executed and delivered by the Borrower and the Agent, together with evidence of the perfection and first priority of the security interest created thereby in the Collateral (including satisfactory evidence that (i) the Agent has control (within the meaning of Section 9-107 of the UCC) of the Collateral constituting letter-of-credit-rights (within the meaning of Section 9-102(a)(51) the UCC) and (ii) the Borrower has delivered to the Agent (x) the Purchase Notes and the Purchase Letters of Credit, together with a consent from each issuer of the Purchase Letters of Credit to the assignment of the proceeds thereof and (y) signed, undated note transfer powers, in the case of the Purchase Notes and signed, undated notices of transfer, in the case of the Purchase Letters of Credit).

          (m) Evidence that the transfer of the Collateral to the Borrower from TIN has been consummated, and the instruments and agreements (including, without limitation the Sale and Contribution Agreement) constituting the Collateral are in form and substance satisfactory to the Agent, the Lenders.
          (n) Such other documents as the Agent, the Lenders or special New York counsel to the Agent may reasonably request.
          (o) An account control agreements substantially in the form of Annex A, duly executed and delivered by the Borrower and the Agent, for each Bank Account set forth on Schedule I hereto.
          (p) All amounts payable under the Intercompany Note shall have been paid in full in cash and the Intercompany Note shall have been cancelled and the Agent shall have received a termination letter duly executed and delivered by TIN and in form and substance satisfactory to the Agent.
          The obligation of any Bank Lender to make its Loan is also subject to the payment by the Borrower of such fees as the Borrower shall have agreed to pay to any Bank Lender or the Agent in connection herewith, including the fees and expenses set forth in the Fee Letter and of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Agent in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the Loans hereunder (to the extent that statements for such fees and expenses have been delivered to the Borrower).
          SECTION 3.02. Additional Conditions. The obligation of each Bank Lender to make its Loan is also subject to the satisfaction of the following conditions:
                    (i) The representations and warranties contained in Sections 4.01 of this Agreement and in the Security Agreement are true and correct on and as of the date of the Borrowing as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), and
                    (ii) No event has occurred and is continuing, or would result from such Borrowing, that constitutes an Event of Default or an Incipient Event of Default.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          SECTION 4.01. Representations and Warranties of the Borrower. The Borrower hereby represents and warrants to the Agent and the Lenders as follows:
          (a) The Borrower is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction set forth in Schedule III hereto, has all requisite power and authority to carry on its business as now conducted, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified.
          (b) The execution, delivery and performance by the Borrower of the Transaction Documents and the other documents to be delivered by it hereunder, including the Borrower’s use of the proceeds, (i) are within the Borrower’s limited liability company powers, (ii) have been duly authorized by all necessary limited liability company action, (iii) do not contravene (1) the Borrower’s certificate of formation or Operating Agreement, (2) any law, rule or regulation applicable to the Borrower, (3) any contractual restriction binding on or affecting the Borrower or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Borrower or its property, and (iv) do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties (except for the interest created pursuant to this Agreement). Each of the Transaction Documents has been duly executed and delivered by the Borrower.
          (c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by the Borrower of the Transaction Documents or any other document to be delivered thereunder, except for the filing of UCC financing statements which are referred to therein.
          (d) Each of the Transaction Documents constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.
          (e) There is no pending or threatened action, investigation or proceeding affecting the Borrower before any court, governmental agency or arbitrator which may materially adversely affect the financial condition or operations of the Borrower or the ability of the Borrower to perform its obligations under the Transaction Documents, or which purports to affect the legality, validity or enforceability of the Transaction Documents.
          (f) No proceeds of any Loan will be used (i) to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934 or (ii) for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System of the United States.
          (g) The Borrower is the legal and beneficial owner of the Collateral free and clear of any Adverse Claim and each document conveying such ownership interest does contain any provisions restricting the ability of the Agent or the Lenders from exercising its rights as provided by the Transaction Documents. No effective financing statement or other instrument similar in effect covering the Collateral is on file in any recording office, except those filed in favor of the Agent relating to this Agreement and those filed by the Borrower pursuant to the Sale and Contribution Agreement.
          (h) The principal place of business and chief executive office of the Borrower and the office where the Borrower keeps its records are located at the address or addresses referred to in Section 5.01(b). The Borrower is located in the jurisdiction of organization set forth in Schedule III hereto for purposes of Section 9-307 of the UCC as in effect in the State of New York; and the office in the jurisdiction of organization of the Borrower in which a UCC financing statement is required to be filed in order to perfect the security interest granted by the Borrower hereunder is set forth in Schedule III hereto (in each case as such Schedule III may be amended from time to time pursuant to Section 5.01(b)).
          (i) The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act.
          (j) The Borrower is not known by and does not use any tradename or doing-business-as name.

          (k) The Borrower was formed on November 13, 2007 and the Borrower did not engage in any business activities prior to the date of this Agreement. The Borrower has no Subsidiaries.
          (l) (i) The fair value of the property of the Borrower is greater than the total amount of liabilities, including contingent liabilities, of the Borrower, (ii) the present fair salable value of the assets of the Borrower is not less than the amount that will be required to pay all probable liabilities of the Borrower on its debts as they become absolute and matured, (iii) the Borrower does not intend to, and does not believe that it will, incur debts or liabilities beyond the Borrower’s abilities to pay such debts and liabilities as they mature and (iv) the Borrower is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which the Borrower’s property would constitute unreasonably small capital.
          (m) The Borrower has (i) timely filed all federal tax returns required to be filed, (ii) timely filed all other material state and local tax returns and (iii) paid or made adequate provision for the payment of all taxes, assessments and other governmental charges (other than any tax, assessment or governmental charge which is being contested in good faith and by proper proceedings, and with respect to which the obligation to pay such amount is adequately reserved against in accordance with generally accepted accounting principles).
          (n) No event has occurred and is continuing that constitutes an Event of Default or an Incipient Event of Default.
          (o) The Borrower is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property.
          (p) The Borrower has disclosed to the Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Agent and the Lenders in connection with the negotiation of this Agreement and the other Transaction Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
          (q) The Borrower has no Investments other than Permitted Investments.
          (r) The Borrower has no Debt other than Debt created hereunder.
          (s) Each Purchase Note is supported by a Purchase Letter of Credit from an Eligible Bank (as defined in the applicable Purchase Note).
          (t) The Buyer is a United States person.
          (u) Each Purchase Note represents a bona fide obligation of the related Buyer to pay the amounts stated therein and each Purchase Letter of Credit represents a bona fide obligation of the related L/C Issuer to pay the amounts stated therein.

          (v) Each Purchase Note and each Purchase Letter of Credit is in conformity in all material respects with all applicable laws, rules and regulations in effect as of the date of the Borrowing.
          (w) Schedule I hereto accurately sets forth each Bank Account maintained by the Borrower (including a description thereof and the respective account number), the name of the respective bank with which the Bank Account is maintained, and the jurisdiction of the respective bank with respect to such Bank Account.
          (x) The net proceeds of the Loans will be used by the Borrower to repay the Intercompany Note in full and any excess shall be used for general corporate purposes of the Borrower; provided that neither the Agent nor any Lenders shall have any responsibility as to the use of any of such proceeds.
ARTICLE V
COVENANTS
          SECTION 5.01. Covenants of the Borrower. Until the principal of and interest on the Loans and all fees and other amounts whatsoever payable hereunder have been paid in full, the Borrower covenants and agrees with the Agent and the Lenders that:
          (a) Compliance with Laws, Compliance with Basic Documents; Etc. The Borrower will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its limited liability company existence, rights, franchises, qualifications, and privileges.
          (b) Offices, Records, Name and Organization, Inspection Rights. The Borrower will keep its principal place of business and chief executive office and the office where it keeps its records at the address of the Borrower set forth on Schedule II hereto or, upon 30 days’ prior written notice to the Agent, at any other locations within the United States. The Borrower will not change its name or its state of organization, unless (i) the Borrower shall have provided the Agent with at least 30 days’ prior written notice thereof, together with an updated Schedule III, and (ii) no later than the Effective Date of such change, all actions, documents and agreements reasonably requested by the Agent to protect and perfect the Agent’s interest in the Collateral and the other assets of the Borrower in which a security interest is granted hereunder have been taken and completed. Upon confirmation by the Agent to the Borrower of the Agent’s receipt of any such notice (together with an updated Schedule III) and the completion or receipt of the actions, agreements and documents referred to in clause (ii) of the preceding sentence, Schedule III hereto shall, without further action by any party, be deemed to be amended and replaced by the updated Schedule III accompanying such notice. The Borrower will permit any representatives designated by the Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its responsible officers and independent accountants, if any, all at such reasonable times and as often as reasonably requested.
          (c) Payment of Obligations. The Borrower will pay its obligations, including tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, or (b) the Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

          (d) Sales, Liens, Etc. Except for the ownership and security interests created hereunder in favor of the Agent, the Borrower will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to the Collateral or assign any right to receive income in respect thereof.
          (e) Maintenance of Properties; Insurance. The Borrower will (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
          (f) Further Assurances. (i) The Borrower agrees from time to time, at its expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Agent may reasonably request, to perfect, protect or more fully evidence the Loans under this Agreement, or to enable the Lenders or the Agent to exercise and enforce their respective rights and remedies under the Security Agreement.
                    (ii) The Borrower authorizes the Agent to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Collateral, which financing statements may describe the collateral covered thereby as “all assets of the Borrower,” “all assets” or words of similar effect.
                    (iii) The Borrower shall take such action from time to time as shall be necessary to ensure that the Collateral (including the Purchase Notes and the related Purchase Letters of Credit) is subject to a valid first and prior perfected security interest pursuant to the Security Agreement.
          (g) Reporting Requirements. The Borrower will provide to the Agent (in multiple copies, if requested by the Agent) the following:
                    (i) as soon as available and in any event within 45 days after the end of each quarter and each fiscal year of the Borrower, a balance sheet of the Borrower as of the end of such quarter and a statement of income and retained earnings of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of the Borrower;
                    (ii) at the time of the delivery of the financial statements provided for in clauses (i) of this paragraph, a certificate of the financial officer or treasurer of the sole Member of the Borrower to the effect that, to the best of such officer’s knowledge, no Event of Default or Incipient Event of Default has occurred and is continuing or, if any Event of Default or Incipient Event of Default has occurred and is continuing, specifying the nature and extent thereof;
                    (iii) as soon as possible and in any event within five days after the occurrence of each Event of Default or Incipient Event of Default, a statement of the financial officer or treasurer of the sole Member of the Borrower setting forth details of such Event of Default or Incipient Event of Default and the action that the Borrower has taken and proposes to take with respect thereto;
                    (iv) promptly after receipt thereof, any and all notices and other communications under the Purchase Notes and the Purchase Letters of Credit;

                    (v) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or TIN or any of its Subsidiaries to which the Borrower, TIN or its Subsidiary, as the case may be, has actual knowledge that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
                    (vi) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;
                    (vii) as soon as possible and in any event within five days of each Interest Payment Date (as defined in each Purchase Letter of Credit), notice of any failure of any principal and interest then due and owing on such Interest Payment Date in respect of the Purchase Notes to have been deposited in the Collection Account;
                    (viii) two Business Days prior to each Settlement Date, notice of the anticipated Interest Deficit Amount (if any) for such Settlement Date; provided that prior to such date the Borrower has received notice from the Agent of the CP Conduit Rate for the related Interest Period; and
                    (ix) such other information respecting the compliance with the terms of this Agreement or the other Transaction Documents or the condition or operations, financial or otherwise, of the Borrower as the Agent may from time to time reasonably request.
Each notice delivered pursuant to Clause (ii), (iii), (vi) and (ix) under this Section shall be accompanied by a statement of the financial officer or treasurer of the sole Member of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
          (h) Separateness. (i) The Borrower shall at all times maintain at least one Independent Manager who (x) is not currently and has not been during the five years preceding the date of this Agreement an officer, director or employee of an Affiliate of the Borrower or any Other Company, (y) is not a current or former officer or employee of the Borrower, and (z) is not a stockholder of any Other Company or any of their respective Affiliates; provided that the Independent Manager may be an Affiliate of the Special Manager.
                    (ii) The Borrower shall not direct or participate in the management of any Other Company’s operations; provided the foregoing shall not affect TIN’s right to participate in the management of Other Company’s operations.
                    (iii) The Borrower shall conduct its business from an office separate from that of any Other Company (but which may be located in the same facility as one or more Other Company). The Borrower shall use separate stationery, invoices and checks and other business forms and a mailing address separate from that of any Other Company.
                    (iv) The Borrower shall at all times be adequately capitalized in light of its contemplated business.
                    (v) The Borrower shall at all times provide for its own operating expenses and liabilities from its own funds.
                    (vi) The Borrower shall maintain its assets and transactions separately from those of any Other Company and reflect such assets and transactions in financial statements separate and distinct from those of any Other Company and evidence such assets and transactions by appropriate entries in books and records separate and distinct from those of any Other Company. The Borrower shall hold itself out to the public under the Borrower’s own name as a legal entity separate and distinct from any Other Company. The Borrower shall not hold itself out as having agreed to pay, or as being liable, primarily or secondarily, for, any obligations of any Other Company.
                    (vii) The Borrower shall not maintain any joint account with any Other Company or become liable as a guarantor or otherwise with respect to any Debt or contractual obligation of any Other Company.
                    (viii) The Borrower shall not make any payment or distribution of assets with respect to any obligation of any Other Company or grant an Adverse Claim on any of its assets to secure any obligation of any Other Company.
                    (ix) The Borrower shall not make loans, advances or otherwise extend credit to any Other Company.
                    (x) The Borrower shall hold regular duly noticed meetings of its members and make and retain minutes of such meetings.
                    (xi) The Borrower shall have bills of sale (or similar instruments of assignment) and, if appropriate, UCC-1 financing statements, with respect to all assets purchased from any Other Company.
                    (xii) The Borrower shall not engage in any transaction with any Other Company, except as permitted by this Agreement and as contemplated by the Sale and Contribution Agreement.
                    (xiii) The Borrower shall take all reasonable steps to maintain the its identity as a separate legal entity, including maintaining in place all policies and procedures and taking all action, described in the factual assumptions set forth in the opinion letter of Sutherland Asbill & Brennan LLP, delivered on the date hereof, addressing the issues of substantive consolidation as they may relate to the Borrower on the one hand and TIN on the other hand.
          (i) Special Manager. The Borrower shall at all times maintain BSCS 2007-5, Inc., or a replacement acceptable to the Agent in its sole discretion, as its “special manager” to perform the functions of the special manager under the Operating Agreement (“Special Manager”).
          (j) Purchase Notes; Purchase Letters of Credit.
                    (i) The Borrower shall within one Business Day after the earlier of the date the Borrower has knowledge or receives notice of the occurrence of a Substitution Event (as defined in the applicable Purchase Note) under a Purchase Note (the date of such knowledge or notice the “Knowledge Date”), deliver written notice (with a copy to the Special Manager) to the maker of such Purchase Note in the form of Annex F hereto.
                    (ii) The Borrower shall within two Business Days of the Knowledge Date, deliver an action plan (which shall include, without limitation, the banks being approached and the proposed dates of substitution) to the Special Manager.

                    (iii) The Borrower shall within thirty days of the Knowledge Date, cause the issuance of a Substitute L/C by a Substitute LC Bank (as defined in the applicable Purchase Note) pursuant to the Purchase Note.
                    (iv) If an Event of Default under a Purchase Note has occurred, the Borrower shall send written notice to the maker of the applicable Purchase Note to declare such Purchase Note to be immediately due and payable within one Business Day of the Knowledge Date.
                    (v) If an event that permits a draw under a Purchase Letter of Credit has occurred, the Borrower shall make a draw from the applicable L/C Issuer under such Purchase Letter of Credit within two Business Days of the date such event has occurred.
                    (vi) The Borrower will cause all payments in respect of the Purchase Notes, the Purchase Letters of Credit, and the Collateral to be paid into the Collection Account.
          (k) Sale and Contribution Agreement. The Borrower will not amend, waive or modify any provision of the Sale and Contribution Agreement or waive any default under the Sale and Contribution Agreement, without in each case the prior written consent of the Majority Banks and the Agent. The Borrower will perform all of its obligations under the Sale and Contribution Agreement in all material respects and will enforce the Sale and Contribution Agreement in accordance with its terms in all material respects.
          (l) Nature of Business. Except as otherwise contemplated in the Operating Agreement, the Borrower will not engage in any business other than (a) making, owning, controlling and disposing of, and exercising its rights under, Permitted Investments (including any investment earnings thereon), (b) holding, maintaining and managing the Collateral pursuant to the terms and conditions set forth in the Security Agreement, (c) complying with its obligations under the Transaction Documents and (d) activities directly incidental to any of the foregoing. The Borrower will not create or form any Subsidiary.
          (m) Mergers, Etc. The Borrower will not merge with or into or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets or capital stock or other ownership interest of, or enter into any joint venture or partnership agreement with, any Person.
          (n) Distributions, Etc. The Borrower will not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of membership interests of the Borrower, or return any capital to its members as such, or purchase, retire, defease, redeem or otherwise acquire for value or make any payment in respect of any shares of any class of membership interests of the Borrower or any warrants, rights or options to acquire any such membership interests, now or hereafter outstanding; provided, however, that the Borrower may make cash distributions on its membership interest on a Settlement Date or within 45 days thereafter from amounts, if any, remaining after all amounts payable by the Borrower to the Lenders and the Agent on the related Settlement Date have been paid in full and provided further that (i) no default or Event of Default shall then exist or would occur as a result of such distribution, (ii) for purposes of a distribution within 45 days after a Settlement Date, such amount is made with funds which could have been distributed on the related Settlement Date and (iii) such distributions are in compliance with all applicable law including the limited liability company law of the state of Borrower’s formation.

          (o) Debt. The Borrower will not create, incur, assume or permit to exist any Debt, other than any Debt incurred pursuant to this Agreement.
          (p) Operating Agreement. The Borrower will not amend, waive or modify any provision of its Operating Agreement without in each case the prior written consent of the Majority Banks and the Agent.
          (q) Liens. The Borrower will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except the Liens created by the Security Agreement.
          (r) Investments. The Borrower will not make or permit to remain outstanding any Investments except Permitted Investments.
          (s) Transactions with Affiliates. The Borrower will not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except transactions expressly contemplated by the Transaction Documents.
          (t) Capital Expenditures. The Borrower will not make any Capital Expenditures.
          (u) Sale and Lease-Back Transactions. The Borrower will not enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
          (v) Bankruptcy. The Borrower will not, without the approval of each of its members and its Independent Manager, (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other similar relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition seeking (a) liquidation, reorganization or other similar relief in respect of the Borrower or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its assets; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its assets; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; or (vi) take any action for the purpose of effecting any of the foregoing.
          (w) No Amendments. The Borrower will not cause or consent to any amendment or modification of or waiver under any of the Purchase Notes or the Purchase Letters of Credit without the prior written approval of the Majority Banks and the Agent. Nothing in this clause (w) shall prevent the Borrower from replacing any Purchase Letter of Credit pursuant to the terms of Section 5.01(j) hereof so long as the relevant Substitute L/C complies with the terms hereof and is subject to a valid first and prior perfected security interest pursuant to the Security Agreement.

          (x) Bank Accounts. Except for the Bank Account listed on Schedule I, the Borrower will not establish, create or maintain any Bank Accounts.
          (y) Use of Proceeds. The Company will use the proceeds of the Loans only as provided in Section 4.1(x).
ARTICLE VI
[INTENTIONALLY BLANK]
ARTICLE VII
EVENTS OF DEFAULT
          SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
          (a) The Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or
          (b) The Borrower shall (i) fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement when and as the same shall become due and payable or the Borrower or (ii) the Paying Agent (as defined in the applicable Purchase Note) shall fail to make any required deposit in the Collection Account, and such failure under clause (i) or (ii) shall continue unremedied for a period of three or more Business Days; or
          (c) Any representation or warranty made or deemed made by the Borrower or TIN (or any of its respective officers) under or in connection with this Agreement or any other Transaction Document or any information or report delivered by the Borrower or TIN pursuant to this Agreement or any other Transaction Document shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; and such default shall continue unremedied for a period of ten or more Business Days; or
          (d) The Borrower shall fail to perform or observe (i) any term, covenant or agreement contained in this Agreement (other than as referred to in Section 7.01(a) or Section 7.1(b) or clauses (ii) of this Section 7.01(d)) or any other Transaction Document on its part to be performed or observed and any such failure shall remain unremedied for 10 days after written notice thereof shall have been given to the Borrower by the Agent, or (ii) any covenant applicable to it contained in Sections 5.01(d), 5.01(i), 5.01(j), 5.01(k), 5.01(l), 5.01(m), 5.01(n), 5.01(o), 5.01(p) or 5.01(w); or
          (e) TIN shall fail to perform or observe any term, covenant or agreement contained in any Transaction Document to which it is a party to be performed or observed by it and such failure shall remain unremedied for ten days after written notice thereof shall have been giving to TIN or the Sale and Contribution Agreement shall cease to be in full force and effect; or

          (f) The loans under the Timber Borrower Term Loan Agreement are optionally prepaid in full and prior to such date TIN Timber Finance, LLC shall not have executed an intercreditor agreement with respect to the purchase notes held by it for the benefit of the Agent, such agreement to be in form and substance satisfactory to the Agent; or
          (g) One or more judgments for the payment of money in an aggregate amount in excess of $100,000 (except to the extent covered by insurance as to which the insurer has acknowledged such coverage in writing) shall be rendered against the Borrower or any combination thereof, and the same shall remain undischarged for a period of ten consecutive days during which execution shall not be effectively stayed, or any action shall be taken by a judgment creditor to attach or levy upon any assets of the Borrower to enforce any such judgment; or
          (h) Any party shall fail to observe or perform any covenant, condition or agreement contained in any Transaction Document or the Sale and Contribution Agreement (other than those specified in clause (a), (b), (d) or (e) of this Section) and such failure shall continue for a period of 30 or more days after notice thereof to the Borrower by the Agent or any Lender; or
          (i) Any material breach of the Operating Agreement; or
          (j) An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other similar relief in respect of the Borrower or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered; or
          (k) The Borrower shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other similar relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (k) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or
          (l) The Borrower shall become unable, admit in writing its inability or fail generally, to pay its debts as they become due; or
          (m) The Security Agreement shall, at any time after its execution and delivery and for any reason other than as a direct result of action or, in the case of a failure to perform any action required expressly by the terms of the Security Agreement, inaction of the Agent or any Lender, cease (i) to create a valid and perfected security interest in the property purported to be subject thereto having the priority provided for therein or (ii) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested in writing by the Borrower, or the Borrower shall deny that it has any further liability or obligation thereunder; or
          (n) A Purchase Note Event of Default shall occur; provided that (A) if such Purchase Note Event of Default relates solely to a failed Substitution of an LC Bank and, within two days of such Purchase Note Event of Default, (i) the related Purchase Letter of Credit is drawn in full by the Borrower and (ii) the proceeds of such draw are used to prepay a principal amount of the Loans equal to the face amount of such Purchase Letter of Credit, then such Purchase Note Event of Default (but not any other existing or thereafter arising Purchase Note Event of Default) shall be deemed to be cured; and provided that Borrower shall not be permitted to effect more than one cure under the foregoing proviso during the term of this Agreement and (B) a Purchase Note Event of Default which arises solely as a result of the Maker’s failure to deliver financial statements under the Purchase Note shall not be an Event of Default hereunder; or
          (o) An Event of Default under the Timber Borrower Term Loan Agreement shall have occurred; or
          (p) On any date that the Borrower Accrued Interest Amount on such date shall exceed an amount equal to (x) the aggregate outstanding undrawn amount of the Purchase Letters of Credit on such date minus (y) the outstanding principal on the Loan on such date;
          then (I) upon the occurrence of any such event (other than an event with respect to the Borrower described in clause (j) or (k) of this Section), and at any time thereafter during the continuance of such event, the Agent may, and at the request of the Majority Banks shall, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (II) upon the occurrence of any event with respect to the Borrower described in clause (j) or (k) of this Section, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall forthwith automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. If (i) an Event of Default shall have occurred and be continuing and (ii) the Borrower does not promptly take all action required to accelerate the maturity of any Purchase Note or make demand for payment in accordance with the instructions of the Agent hereunder to the extent the same can be accelerated or payments can be requested in accordance with their terms, the Agent is hereby authorized to take such action in its own name or in the name of and on behalf of the Borrower, which authorization is irrevocable and coupled with an interest. Without limiting the foregoing, the Borrower shall forthwith deliver to the Agent a copy of each notice or demand under the preceding sentence.
ARTICLE VIII
THE AGENT
          SECTION 8.01. Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto. The Agent reserves the right, in its sole discretion (subject to Section 10.01), to agree to any amendment, modification or waiver of the provisions of this Agreement or any instrument or document delivered pursuant hereto, and also to exercise any rights and remedies available under this Agreement and the other Transaction Documents or pursuant to applicable law. As to any matters not expressly provided for by this Agreement or the other

Transaction Documents (including, without limitation, enforcement of this Agreement or the other Transaction Documents), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks and such instructions shall be binding upon all Lenders; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement, the other Transaction Documents or applicable law.
          SECTION 8.02. Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Agent under or in connection with this Agreement or any other Transaction Document, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent: (a) may consult with legal counsel (including counsel for the Borrower), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Lender (whether written or oral) and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any other Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (d) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (e) shall incur no liability under or in respect of this Agreement or any other Transaction Document by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telecopier) believed by it to be genuine and signed or sent by the proper party or parties.
          SECTION 8.03. CNAI and Affiliates. The obligation of Citibank to make Loans under this Agreement may be satisfied by CNAI or any of its Affiliates. With respect to any Loans, CNAI shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Agent. CNAI and any of its Affiliates may generally engage in any kind of business with the Borrower, any of their respective Affiliates and any Person who may do business with or own securities of the Borrower or any of their respective Affiliates, all as if CNAI were not the Agent and without any duty to account therefor to the Lenders.
          SECTION 8.04. Bank’s Lending Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent, any of its Affiliates or any other Lender and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any of its Affiliates or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement.
          SECTION 8.05. Indemnification of Agent. Each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the amount of its Lender Commitment (or, if the Bank Commitments have been terminated, then ratably according to the respective Loans (or interests therein) made by it), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or the other Transaction Documents or any action taken or omitted by the Agent under this Agreement or the other Transaction Documents, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct.
ARTICLE IX
INDEMNIFICATION
          SECTION 9.01. Indemnities by the Borrower. Without limiting any other rights that the Agent, the Lenders, any of their respective Affiliates or members or any of their respective officers, directors, employees or advisors (each, an “Indemnified Party”) may have hereunder or under applicable law, the Borrower hereby agrees to indemnify each Indemnified Party from and against any and all claims, losses and liabilities (including reasonable attorneys’ fees) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from this Agreement or the other Transaction Documents or the use of proceeds of the Loans, excluding, however, (a) Indemnified Amounts to the extent found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of such Indemnified Party, or (b) any income taxes or any other tax or fee measured by income incurred by such Indemnified Party arising out of or as a result of this Agreement or the making of Loans. Without limiting or being limited by the foregoing, the Borrower shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:
                    (i) any representation or warranty or statement made or deemed made by the Borrower (or any of its officers) under or in connection with this Agreement or any of the other Transaction Documents which shall have been incorrect in any material respect when made;
                    (ii) the failure by the Borrower to comply with any applicable law, rule or regulation with respect to any Loan proceeds;
                    (iii) the failure to vest in the Lenders a perfected security interest in the Collateral;
                    (iv) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to the Borrower, whether at the time of the Borrowing or at any subsequent time;
                    (v) any dispute, claim, offset or defense (other than discharge in bankruptcy of a Buyer or an L/C Issuer) of a Buyer or an L/C Issuer to the payment of the Collateral;
                    (vi) any failure of the Borrower to perform its duties or obligations in accordance with the provisions hereof or to perform its duties or obligations under any other Basic Document; or
                    (vii) any failure of the Borrower to comply with its covenants contained in this Agreement or any other Transaction Document.
          SECTION 9.02. Indemnities by TIN. Without limiting any other rights that the Indemnified Parties may have under the Basic Documents or under applicable law, TIN shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:
                    (i) any representation or warranty or statement made or deemed made by TIN or the Borrower (or any of its officers) under or in connection with this Agreement or any of the other Basic Documents which shall have been incorrect in any material respect when made;
                    (ii) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of the Sale and Contribution or the ownership of the Purchase Notes or Letters of Credit or collections with respect thereto (including, without limitation, in connection with the preparation of a defense or appearing as a third party witness in connection therewith and regardless of whether such investigation, litigation or proceeding is brought by the TIN, an Indemnified Party or any other Person or an Indemnified Party is otherwise a party thereto);
                    (iii) any failure of TIN to perform its duties or obligations under any Basic Document;
                    (iv) the failure of TIN to at all times maintain, directly or indirectly, its 100% ownership interest in the Borrower or TIN shall grant, create, incur assume or suffer to exist any Lien on such interest in the Borrower; or
                    (v) any failure by TIN to take all reasonable steps to maintain the Borrower’s identity as a separate legal entity, including maintaining in place all policies and procedures and taking all action, described in the factual assumptions set forth in the opinion letter of Sutherland Asbill & Brennan LLP, delivered on the date hereof, addressing the issues of substantive consolidation as it may relate to TIN on the one hand and the Borrower on the other hand.
          It is expressly agreed and understood by the parties hereto (i) that the foregoing indemnification is not intended to, and shall not, constitute a guarantee of (A) the collectibility or payment of the Purchase Notes and the Letters of Credit or (B) the Borrower’s obligations hereunder and (ii) that nothing in this Section 9.02 shall require TIN to indemnify any Person (A) for damages, losses, claims or liabilities or related costs or expenses to the extent found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from such Person’s gross negligence or willful misconduct, or (B) for any income taxes or franchise taxes incurred by such Person arising out of or as a result of the Basic Documents.
          SECTION 9.03. Representation and Warranty of TIN. TIN hereby represents and warrants to the Agent and the Lenders that TIN will account for the transactions contemplated by the Basic Documents on its financial statements in accordance with GAAP. TIN presently anticipates that, under current GAAP, the financial statements of TIN and the Borrower will be included in consolidated or combined financial statements with one or more of their Affiliates, and that such consolidated or combined financial statements will appropriately reflect the sale and contribution of the Purchase Notes and the Purchase Letters of Credit under the Sale and Contribution Agreement by reasonably disclosing in a manner consistent with GAAP that the Purchase Notes and the Purchase Letters of Credit are owned by a Person other than TIN.

ARTICLE X
MISCELLANEOUS
          SECTION 10.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall be effective unless in a writing signed by the Agent, as agent for the Lenders (and, in the case of any amendment, also signed by the Borrower; provided, however, that the Agent shall not amend, modify or waive any provision of this Agreement in any way which would (i) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (ii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of or waive or excuse any such payment, or postpone the scheduled date of expiration of any Bank Commitment, without the written consent of each Lender affected thereby, (iii) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as among the Lenders without the written consent of each Lender, (iv) change any of the provisions of this Section 10.01 or the definition of the term “Majority Banks” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, (v) release the Collateral (except in accordance with the express terms of the Security Agreement), or waive, alter, amend or change in any manner any provision of the Security Agreement, or alter the provisions of Section 5.01(h) hereof, without the written consent of each Lender or (vi) increase the Bank Commitment of any Lender without the written consent of such Lender; and provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent hereunder or under the Security Agreement without the prior written consent of the Agent. This Agreement and the other Basic Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof.
          SECTION 10.02. Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and faxed or delivered, to each party hereto, at its address set forth on Schedule II hereto or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.
          SECTION 10.03. Assignability. (a) This Agreement and the Lenders’ rights and obligations herein shall only be assignable to Eligible Assignees by the Lenders and their successors and assigns. Each assignor of a Loan or any interest therein shall notify the Agent and the Borrower of any such assignment. Each assignor of a Loan or any interest therein may, in connection with any such assignment, disclose to the assignee or potential assignee any information relating to the Borrower; provided that, prior to any such disclosure, the assignee or potential assignee agrees to preserve the confidentiality of any such information which is confidential in accordance with the provisions of Section 10.06 hereof.
          (b) Each Bank Lender may assign to any Eligible Assignee or to any other Bank Lender all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Bank Commitment); provided, however, that
                    (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement,

                    (ii) the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than the lesser of (x) $10,000,000 and (y) all of the assigning Bank Lender’s Bank Commitment, and
                    (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $2,500.
          Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party to this Agreement and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank Lender hereunder and (y) the assigning Bank Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank Lender’s rights and obligations under this Agreement, such Bank Lender shall cease to be a party hereto).
          (c) The Agent shall maintain at its address referred to in Section 10.02 of this Agreement a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Bank Lenders and the Bank Commitment of each Bank Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Bank Lenders may treat each person whose name is recorded in the Register as a Bank Lender under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Bank Lender at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of an Assignment and Acceptance executed by an assigning Bank Lender and an Eligible Assignee, the Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.
          (d) Notwithstanding any other provision of this Section 10.03, any Bank Lender may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to interest) under this Agreement to secure obligations of such Bank Lender to a Federal Reserve Bank, without notice to or consent of the Borrower or the Agent; provided that no such pledge or grant of a security interest shall release a Bank Lender from any of its obligations hereunder.
          (e) Each Bank Lender may sell participations, to one or more banks or other entities which are Eligible Assignees, in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Bank Commitment or interests therein owned by it); provided, however, that
                    (i) such Bank Lender’s obligations under this Agreement (including, without limitation, its Bank Commitment to the Borrower hereunder) shall remain unchanged, and
                    (ii) such Bank Lender shall remain solely responsible to the other parties to this Agreement for the performance of such obligations.

The Agent, the other Bank Lenders and the Borrower shall have the right to continue to deal solely and directly with such Bank Lender in connection with such Bank Lender’s rights and obligations under this Agreement.
          (f) This Agreement and the rights and obligations of the Agent herein shall be assignable by the Agent and its successors and assigns.
          (g) The Borrower may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Agent.
          (h) Conduit Lenders may, without the consent of the Borrower, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of its rights and obligations hereunder; provided that following the sale of a participation under this Agreement (i) the obligations of the Conduit Lenders shall remain unchanged, (ii) the Conduit Lenders shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent, and the Bank Lenders shall continue to deal solely and directly with the Conduit Lenders in connection with the Conduit Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which the Conduit Lender sells such a participation shall provide that the Participant shall not have any right to direct the enforcement of this Agreement or the other Transaction Documents or to approve any amendment, modification or waiver of any provision of this Agreement or the other Transaction Documents; provided that such agreement or instrument may provide that the Conduit Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) reduces the principal and interest on such Loan or (ii) reduces any fees payable by the Borrower to the Agent (to the extent relating to payments to the Participant) or delays any scheduled date for payment of such fees. The Borrower acknowledges and agrees that Conduit Lender’s source of funds may derive in part from its Participants. Accordingly, references in Sections 2.06, 2.07, 2.08, 9.01 and 10.04 and the other terms and provisions of this Agreement and the other Transaction Documents to determinations, reserve and capital adequacy requirements, expenses, increased costs, reduced receipts and the like as they pertain to the Conduit Lenders shall be deemed also to include those of its Participants; provided that the Borrower shall not be required to pay higher costs, expenses and indemnification amounts pursuant to this sentence than would be required to be paid by the Borrower in the absence of the sale of any participation by the Conduit Lender to a Participant as contemplated by this Section 10.03(h). The Conduit Lender or the Agent may, in connection with any such participation, disclose to Participants and potential Participants any information relating to the Borrower; provided that, prior to any such disclosure, such Participant or potential Participant agrees to preserve the confidentiality of any such information which is confidential in accordance with the provisions of Section 10.06 hereof.
          SECTION 10.04. Costs, Expenses and Taxes. (a) In addition to the rights of indemnification granted under Section 9.01 hereof, the Borrower agrees to pay on demand (i) all costs and expenses in connection with the preparation, execution and delivery of this Agreement and the other Basic Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent, CNAI, the Lender and Citibank with respect thereto and with respect to advising the Agent, CNAI, the Lender and Citibank as to their rights and remedies under this Agreement, and (ii) all costs and expenses (including reasonable counsel fees and expenses), of the Agent, CNAI and the Lenders in connection with the enforcement of this Agreement and the other Basic Documents.
          (b) In addition, the Borrower shall pay any and all Liquidation Fees payable on a reduction of the Loans.

          SECTION 10.05. No Proceedings; Waiver of Consequential Damages. (a) Each of the Borrower, the Agent, each Lender and each assignee of the Loans hereby agrees that it will not institute against, or join any other Person in instituting against, the Conduit Lenders a bankrupt or insolvent proceeding, or seek liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property so long as any commercial paper or other senior indebtedness issued by the Conduit Lender shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such commercial paper or other senior indebtedness shall have been outstanding.
          (b) The Borrower agree that no Indemnified Party shall have any liability to them or any of their securityholders or creditors in connection with this Agreement, the other Transaction Documents or the transactions contemplated thereby on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).
          SECTION 10.06. Confidentiality. (a) Each of the Borrower and TIN agrees to maintain the confidentiality of this Agreement and the Fee Letter in communications with third parties and otherwise; provided that this Agreement may be disclosed (i) to third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Agent, (ii) to the legal counsel and auditors of the Borrower and TIN if they agree to hold it confidential and (iii) to the extent required by applicable law or regulation or by any court, regulatory body or agency having jurisdiction over such party (including the New York Stock Exchange); and provided, further, that such party shall have no obligation of confidentiality in respect of any information which may be generally available to the public or becomes available to the public through no fault of such party.
          (b) Notwithstanding any other provision herein or in any other Transaction Document, each Lender and the Agent hereby confirms that the Borrower (and each employee, representative or other agent of each such party) may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction contemplated by this Agreement and the other Transaction Documents.
          SECTION 10.07. No Deemed Waivers; Remedies Cumulative. No failure or delay by the Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 10.01, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Agent or any Lender may have had notice or knowledge of such Default at the time.
          SECTION 10.08. GOVERNING LAW. THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE

STATE OF NEW YORK, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION, EXCEPT TO THE EXTENT THAT, PURSUANT TO THE UCC OF THE STATE OF NEW YORK, THE PERFECTION AND THE EFFECT OF PERFECTION OR NONPERFECTION OF THE INTERESTS OF THE LENDERS IN THE LOANS AND THE SALE AND CONTRIBUTION AGREEMENT ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.
          SECTION 10.09. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.
          SECTION 10.10. Survival of Termination. The provisions of Sections 2.06, 2.07, 9.01, 10.04, 10.05 and 10.06 shall survive any termination of this Agreement.
          SECTION 10.11. Consent to Jurisdiction. (a) Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement or the other Transaction Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          (b) The Borrower consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at its address specified in Section 10.02. Nothing in this Section 10.11 shall affect the right of the Lenders or the Agent to serve legal process in any other manner permitted by law.
          SECTION 10.12. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED OR DELIVERED PURSUANT HERETO.
          SECTION 10.13. Agreement Regarding Certain Post-Closing Matters. Each of the parties hereto hereby agrees that following the Effective Date it will negotiate in good faith:
(i)	the terms of either an amendment to the Account Control Agreement or written direction to the account bank thereunder in form and substance mutually acceptable to each of the parties hereto the purpose of which shall be to permit Borrower to provide payment and transfer instructions with respect to amounts on deposit in the Collection Account prior to delivery of notice by the Agent to the account bank that Borrower’s right to deliver such instructions has been terminated (such notice to be deliverable only following the occurrence of an Incipient Event of Default or Event of Default hereunder);

(ii)	if requested by the Borrower, the terms of an account control agreement for the establishment by the Borrower of a “Securities Account” (as defined in the Security Agreement) and the terms of an amendment to this Agreement and the Security Agreement to reflect the establishment of such Securities Account;

(iii)	such other amendments to this Agreement and the Security Agreement as may be necessary in connection with the foregoing, including, if requested by the Agent, an amendment to the definition of Cash Equivalents;

provided, that as a condition to the execution of any such amendments, letters or agreements, the Agent and the Lenders shall receive such officer’s certificates, opinions of counsel and other documents as they shall reasonably request.
[Remainder of the Page Intentionally Blank]

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:	TIN LAND FINANCING, LLC

	By:	TIN Inc., its Sole Member

By:

Name:
Title:

AGENT:	CITICORP NORTH AMERICA, INC.,
as Agent

By:

Name: Michael Storm
Title: Vice President and Managing Director

BANK LENDER:	CITIBANK, N.A.

By:

Name: Michael Storm
Title: Vice President and Managing Director

Solely for purposes of Section 9.02 and 9.03:	TIN, INC.

By:

Name:
Title:
Land Term Loan Agreement

CONDUIT LENDER:	CAFCO, LLC

By: Citicorp North America, Inc.,
as Attorney-in-fact

By:

Name: Michael Storm
Title: Vice President and Managing Director

CONDUIT LENDER:	CHARTA, LLC

By: Citicorp North America, Inc.,
as Attorney-in-fact

By:

Name: Michael Storm
Title: Vice President and Managing Director

CONDUIT LENDER:	CIESCO, LLC

By: Citicorp North America, Inc.,
as Attorney-in-fact

By:

Name: Michael Storm
Title: Vice President and Managing Director

CONDUIT LENDER:	CRC FUNDING, LLC

By: Citicorp North America, Inc.,
as Attorney-in-fact

By:

Name: Michael Storm
Title: Vice President and Managing Director
Land Term Loan Agreement

SCHEDULE I
Bank Accounts

Name and Address
of	Name of	Account
Bank(s)	Accountholder	Number(s)
JPMorgan Chase Bank, N.A	TIN Land Financing, LLC	777163601

SCHEDULE II
Addresses

Borrower:	TIN Land Financing, LLC
c/o TIN Inc.
1300 MoPac Expressway South
Austin, TX 78746

Conduit Lender:	CAFCO, LLC
450 Mamaroneck Avenue
Harrison, N.Y. 10528
Attention: Global Securitization
Facsimile No. 914-899-7890

Conduit Lender:	CHARTA, LLC
450 Mamaroneck Avenue
Harrison, N.Y. 10528
Attention: Global Securitization
Facsimile No. 914-899-7890

Conduit Lender:	CRC Funding, LLC
450 Mamaroneck Avenue
Harrison, N.Y. 10528
Attention: Global Securitization
Facsimile No. 914-899-7890

Agent:	Citicorp North America, Inc., as Agent
450 Mamaroneck Avenue
Harrison, N.Y. 10528
Attention: Global Securitization
Facsimile No. 914-899-7890

Bank Lender:	Citibank, N.A.
450 Mamaroneck Avenue
Harrison, N.Y. 10528
Attention: Global Securitization
Facsimile No. 914-899-7890

SCHEDULE III
Borrower UCC Information

Name:	TIN Land Financing, LLC

Address:	1300 MoPac Expressway South, Austin, Texas 78746

Jurisdiction of Organization:	Delaware

UCC Filing Office:

ANNEX E
FORM OF BORROWING REQUEST
November 29, 2007
To: Citicorp North America Inc., as Agent
450 Mamaroneck Avenue
Harrison, N.Y. 10528
Attention: Global Securitization
Fax: (914) 899-7890
Re: Borrowing under the Term Loan Agreement, dated as of December 3, 2007 (the “Term Loan Agreement”), among TIN Land Financing, LLC (the “Borrower”), CAFCO, LLC, CHARTA, LLC, CRC Funding, LLC, Citibank, N.A., Lender parties thereto and Citicorp North America, Inc., as Agent.
Ladies and Gentlemen:
     The Issuer hereby requests a Borrowing pursuant to Section 2.02 of the Term Loan Agreement.
     1. The date for the Borrowing requested hereby is December 3, 2007, which is a Business Day permitted as a date of Borrowing pursuant to Section 2.02(a) of the Term Loan Agreement.
     2. The funds from the Borrowing should be deposited into the following account located in the United States of America:
Name of Account:
Account number:
Name of depositary institution:
Address of depositary institution
ABA number:
Contact:
     3. The undersigned hereby certifies and represents that each of the applicable conditions set forth in Article III of the Term Loan Agreement will be satisfied on December 3, 2007.
     4. The undersigned hereby agrees that in connection with the foregoing, to induce the Lenders to make Loans under the Term Loan Agreement, the Borrower hereby agrees to compensate the Lenders for any loss, cost and expense attributable to the failure of such Loans to be borrowed on December 3, 2007 for any reason (other than a breach by the Lender of its obligations to make such Loans), such compensation to be in the amount determined by each Lender acting in good faith.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Term Loan Agreement.

Very truly yours,

TIN LAND FINANCING, LLC, as Borrower

By: TIN Inc., as sole Member

By:
Name:
Title:
Solely for purposes of Section 4:
TIN Inc.

By:
Name:
Title: